EXHIBIT 99.1
MEMORANDUM

Date:	April 13, 2007
From:	Linda Ferguson, Vice President, Administration
RE:	Blackout Trading Restriction

     As a result of the delay in filing the Annual Reports on Form 11-K for the American Pacific Corporation 401(k) Plan and the Ampac Fine Chemicals LLC Bargaining Unit 401(k) Plan (the “Plans”), we have notified participants in the Plans that we are temporarily placing a block on their ability to invest new 401(k) contributions in or move their existing account balances to American Pacific Corporation (the “Company”) common stock (“Company Stock”). With the exception of directors and executive officers as discussed below, this block does not restrict the participant’s ability to sell or divest of any Company Stock that they may currently hold in their account or to move funds invested in Company Stock to another investment option.
     Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Regulation BTR require that we impose a broader trading blackout on our directors and executive officers while the blackout period is in effect for the Plans. Accordingly, we are imposing this trading blackout period from April 13, 2007 through April 20, 2007. During this period, it is unlawful for any directors or executive officers of the Company, directly or indirectly, to purchase, sell, or otherwise acquire or transfer Company Stock (including any derivative securities tied to the value of the Company Stock) to the extent that such Company Stock was acquired in connection with the director’s or executive officer’s service or employment. The prohibitions also apply to any direct or indirect pecuniary interest you may have in Company Stock, such as Company Stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.
     If you have questions with regard to this matter please contact me at:
American Pacific Corporation
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89169
Telephone: (702) 735-2200
Email: lferguson@apfc.com